UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)  On January 17, 2017, the Human Resources and Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company") approved the Pinnacle Financial Partners, Inc. 2017 Annual Cash Incentive Plan (the "Plan"). Pursuant to the Plan, all employees of the Company compensated via a predetermined salary or hourly wage, including the Company's employees that are expected to be identified as the Company's "named executive officers" in its proxy statement for its 2017 annual meeting of shareholders, are eligible to receive cash incentive payments ranging from 10 percent to 125 percent of the participant's base salary in the event that Pinnacle Bank's ratio of classified assets to the sum of Pinnacle Bank's tier 1 risk-based capital and its allowance for loan losses (the "Classified Asset Ratio") is not more than a predetermined ratio and the Company meets or exceeds (A) targeted levels of fully diluted earnings per share and (B) targeted levels of total revenue, expressed as the sum of the Company's net interest income plus noninterest income, in each case excluding gains (or losses) on the sale of investment securities (or any other items as determined by the Committee). Each participant will be assigned an "award tier" based on their position within the Company, their experience level or other factors. Participant awards may be increased or decreased by the participant's performance evaluation for 2017 such that the participant's target award may be adjusted up or down based on their final performance rating. The "named executive officers" award tiers equal 100 percent of their base salary at target level payments.
The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

   Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Pinnacle Financial Partners, Inc. 2017 Annual Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Harold R. Carpenter
Executive Vice President and
Chief Financial Officer

Date: January 20, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Pinnacle Financial Partners, Inc. 2017 Annual Cash Incentive Plan